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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of October 2, 2002 (this "Agreement"), between THE ASHTON TECHNOLOGY GROUP, INC., a Delaware corporation ("Ashton"), and James S. Pak, an individual ("You" or the "Executive").

     Ashton desires to employ the Executive and the Executive desires to accept such employment.

     Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, Ashton and the Executive agree as follows:

1.0  Term

     a. The term of Your employment under this Agreement shall commence on the Effective Date (as defined below) and shall end on the first anniversary thereof, unless terminated earlier or extended as provided herein (the "Term").

     b.   The "Effective Date" shall be May 8, 2002.

2.0  Employment Position and Responsibilities

     You will be employed in the position of Executive Vice President and Chief Financial Officer of Ashton. You will be responsible for such duties as are normally associated with such position or as otherwise determined by the Board of Directors.

3.0  Compensation and Benefits

     a. Your base salary ("Base Salary") during the Term is guaranteed to be no less than $160,000.00 per year, which will be payable in accordance with Ashton's regular payroll practices. Your Base Salary may be reviewed from time to time by the Board of Directors of Ashton to determine whether there should be any increase in Base Salary. This determination will be made in view of Your individual performance and the overall performance of Ashton. No guarantee is made of any Base Salary increase as a result of any salary review.

     b. You will receive three (3) weeks vacation per year, which is earned pro-rata over the year; and receive five (5) paid-time-off days (personal/sick) per year. You will also receive the same paid holidays as are observed by all of Ashton's employees.

     c. In addition to the benefits set forth in paragraphs 3a and 3b, You shall be entitled to participate in other fringe benefits packages made available generally to the executive management employees of Ashton, as such benefits may be determined from time to time by the Board of Directors, including but not limited to, 401(k), medical, dental, and flexible spending and dependent care benefits.

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     d.   From time to time, the Board of Directors of Ashton may consider, in its sole discretion, whether You should receive a cash bonus ("Discretionary Cash Bonus") based on Your performance during the Term. This determination will be made in view of Your individual performance and the overall performance of Ashton. Ashton does not guarantee that You will receive a Discretionary Cash Bonus acceptable to You or at all.

     e. At such time as the Board of Directors deems it appropriate, the Board of Directors may consider whether to implement a cash bonus program for executive management employees. Ashton does not guarantee that such a cash bonus program will be implemented on terms acceptable to You or at all.

4.0  Stock Options

     a. Ashton has created the 2002 Stock Option Plan (the "Stock Option Plan") for its common stock, par value $0.01 ("Common Stock"). On July 9, 2002, Ashton has granted to You stock options ("Options") to acquire 14,266,584 shares of Common Stock. The foregoing number of Options shall be adjusted proportionately in the event of any stock split, stock dividend, combination, or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of the Common Stock without receipt of consideration by Ashton.

     b. The grant of Options has been subject to the appropriate approvals, including approval of Ashton's Board of Directors and, as incentive stock options have been granted, shareholder approval of the Stock Option Plan. Your Options will be subject to the same general terms and conditions as other executive management employees, including but not limited to, the exercise price of the Options, and the registration rights (if any) in respect of the shares of Common Stock underlying the Options. Your Options will be governed by a stock option agreement ("Stock Option Agreement"), which shall provide for an eight
(8) cent exercise price, and the following four year vesting schedule: 1/6/th/ shall vest six months from May 7, 2002 ("Vesting Commencement Date"); 1/6/th/ shall vest one year from the Vesting Commencement Date; and 2/9ths shall vest on each of the second, third, and fourth anniversary dates from the Vesting Commencement Date, subject in each case to You continuing to be a Service Provider (as defined in the Stock Option Plan) on such dates. Additionally, Your Stock Option Agreement will provide that in the event of a Change of Control (to be defined in the Stock Option Plan and Stock Option Agreement) of Ashton, fifty percent (50%) of Your unvested Options shall vest immediately upon the Change of Control. Ashton will also make commercially reasonable efforts to provide for a "cashless exercise" method for You to exercise Your Options, if legally allowable.

5.0  Directors and Officers Liability Insurance

     During the term of this Agreement, Ashton shall have in force and effect (at its own cost) Directors and Officers Liability Insurance, with coverage in such amounts as may be deemed appropriate by Ashton's Board of Directors.

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6.0  Termination

     a. Your employment under this Agreement may be terminated by You or Ashton at any time, with or without Cause (as defined below).

     b. In the event of termination by Ashton without Cause, or in the event of a Constructive Termination (as defined below), Ashton shall pay You an amount equal to the greater of (1) six (6) months of Your Base Salary or (2) the remainder of the Base Salary due to You from the date of termination through the expiration of the Term. In the event of termination by Ashton with Cause, or if You voluntarily terminate Your employment, then You shall not be entitled to the payment described in paragraph 6b.

     c. In the event of termination by Ashton without Cause, or in the event of a Constructive Termination (as defined below), You shall vest immediately in one hundred percent (100%) of Your first two installments (100% of 1/6/th/ plus 1/6/th/ = 1/3/rd/) and fifty percent (50%) of Your next unvested anniversary installment (50% of 2/9ths = 1/9/th/) respecting Your July 9, 2002 Options grant. You may exercise such vested Options within one (1) year from such date of Your termination. The effect of any other termination of Your employment on Options granted to You shall be governed by the Stock Option Plan and Stock Option Agreement.

     d. In the event this Agreement lapses without being extended in accordance with paragraph 6g, and at anytime thereafter You are either terminated by Ashton without Cause or subject to a Constructive Termination (as defined below), Ashton shall pay You an amount equal to six (6) months of Your Base Salary and you shall automatically vest in any unvested portion of Your July 9, 2002 Options grant up to 1/9/th/ of the total grant, which will be in addition to Your Options that have previously vested. You may exercise such vested Options within one (1) year from such date of Your termination. The effect of any other termination of Your employment on Options granted to You shall be governed by the Stock Option Plan and Stock Option Agreement, and shall preclude You from receiving the payment described in paragraph 6d.

     e. For the purposes of this Agreement, "Cause" shall mean (1) a refusal, failure, or inability to perform any reasonable assigned duties; (2) a material breach or violation of this Agreement; (3) conduct by the Executive that constitutes gross negligence or gross misconduct; (4) material failure to follow Ashton's policies, directives, or orders applicable to Ashton employees holding comparable positions; (5) intentional destruction or theft of Ashton property or falsifications of Ashton documents; (6) conviction of a felony or any crime involving moral turpitude or a misdemeanor where imprisonment in excess of fifteen (15) days is imposed; or (7) violation of the written Ashton Code of Conduct (the "Code").

     f. For the purposes of this Agreement, "Constructive Termination" shall mean: (1) the material reduction by Ashton of the scope of Your duties for forty
(40) consecutive Business Days, (2) a material reduction in Your Base Salary, or
(3) the continued assignment to You of any duties materially inconsistent with the level of Your

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position with Ashton; provided that none of the foregoing events shall be deemed to result in a Constructive Termination if You consent to such events or if such events are the result of actions of Ashton or its Board of Directors that are applicable to all officers of Ashton.

     g. Ashton may extend this Agreement for successive one year terms so long as Ashton provides You at least sixty (60) calendar days advance written notice prior to the expiration of the Term.

     h. A "Business Day" means any day other than (1) a Saturday, Sunday or legal holiday, or (2) a day on which commercial banks in New York City are authorized or required by law or executive order to close.

7.0  Confidential Information

     In the course of the Executive's employment with Ashton, the Executive may become aware of confidential information including, without limitation, computer system and software designs, plans for new product and service offerings, customer lists, market research, strategic plans, domain management consulting methodologies, and other non-public or similar information that relates to the business of Ashton, its investors, business partners, customers and/or clients. The Executive will not use or disclose any such confidential information of Ashton or its investors, business partners, customers or clients except in the course of his duties to Ashton or unless ordered to do so by a court of competent jurisdiction (in which latter case the Executive will promptly inform Ashton of such order). The Executive will comply with Ashton's policies and procedures for the protection of confidential information. Further, the Executive's obligation not to disclose or use such confidential information will continue after the termination of the Executive's employment for whatever reason. Confidential information excludes any information known by the Executive prior to the commencement of the first date of employment with Ashton, which was not obtained from Ashton (or a director, officer, employee or agent of Ashton) or which is or becomes known by the public or in Ashton's industry other than by a breach by the Executive of a confidentiality obligation to Ashton.

8.0  Non-solicitation and Non-compete

     a. The Executive agrees that until his Termination Date (as defined below), the Executive shall devote substantially all of his working time to the business and affairs of Ashton.

     b. The Executive agrees that for a period of twelve (12) months following the date of termination of the Executive's employment with Ashton for any reason (the "Termination Date"), the Executive will not, and will not assist anyone else to, directly or indirectly solicit or induce any of Ashton's employees to terminate their employment with Ashton or divert, interfere with or take away from Ashton any person, company or entity which, within the six month period immediately preceding the date of termination,

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was an investor, customer, client, supplier, business partner, prime contractor, subcontractor or independent contractor of Ashton.

     c. From the Termination Date and for a period of twelve (12) months thereafter, the Executive agrees that he will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, (1) engage or participate in, or have any interest in any corporation, entity or other person that engages or participates in any actual, contemplated, or proposed business or activity engaged or participated in by Ashton or its subsidiaries on the Termination Date, or (2) engage or participate in, or have an interest in any corporation, entity or other person that participates in a merger, acquisition or consolidation with Ashton or any of its subsidiaries. For purposes of this paragraph 8c, the "business or activity" engaged or participated in by Ashton or its subsidiaries consists of creating, establishing, providing or supplying equity products and equity derivatives thereof that guarantee liquidity based on a benchmark price, and the Executive will be deemed directly or indirectly to be engaged or participating in the operation of such a business or activity, or to have an interest in a corporation, entity or other person, if he is a proprietor, partner, joint venturer, shareholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he, directly or indirectly (including as a member of a group), controls all or any part thereof; provided, that nothing in this paragraph 8c shall prohibit the Executive from holding less than five percent (5%) of a class of a corporation's outstanding securities that are listed on a national securities exchange or traded in the over-the-counter market.

     d. The noncompetition covenant set forth in paragraph 8c above shall not apply where the Executive's employment is terminated by Ashton without Cause or where You have been Constructively Terminated, unless, on or before ten (10) Business Days following Your Termination Date, the Board of Directors of Ashton directs Ashton to pay by wire transfer of immediately available funds to an account that You specify (1) an amount equal to twelve times Your gross monthly salary for the last complete calendar month immediately preceding Your Termination Date, plus any cash bonus received by You during such period, and
(2) Ashton agrees in writing to maintain, at Ashton's expense for the twelve
(12) months following Your Termination Date, health and medical insurance coverage to which You were entitled as of the Termination Date.

     e. You acknowledge that the business conducted by Ashton is national in nature and, accordingly, You agree that the competition restriction shall apply to You in the United States for the period set forth in paragraph 8c. You acknowledge that the restrictions, prohibitions and other provisions of paragraph 8c are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Ashton.

9.0  Intellectual Property

     a. The Executive will fully and promptly disclose and describe to Ashton, and hereby agrees to assign to Ashton, all of his full right, title, and interest in all

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intellectual property, including, without limitation, all inventions, discoveries, concepts, ideas, systems, methods, processes, works, computer programs and computer software (whether or not patentable or copyrightable or constituting trade secrets), which the Executive makes, conceives, reduces to practice, or creates as an employee of or in connection with his employment by Ashton. The Executive also will disclose and assign to Ashton all of his interest, if any, in any such intellectual property conceived of or created by other employees or by clients of Ashton during the Term. The Executive understands that he will have no rights to any royalties or other compensation for the use of any intellectual property covered by this Agreement, unless expressly agreed to in writing by Ashton.

     b. The Executive will cooperate with Ashton in doing whatever is appropriate, including executing assignments, to apply for, obtain and enforce patent rights (U.S. and/or foreign) for Ashton or its clients on any invention which is made by the Executive (either alone or jointly with others) during the Term and to which Ashton is entitled to possession under the terms of this Agreement, provided that (1) all expenses required to apply for, obtain and enforce any patent rights will be paid by Ashton, and (2) if the Executive is no longer employed by Ashton and is required to spend a substantial amount of time to carry out his obligations under this paragraph 9, the Executive will be entitled to reasonable compensation from Ashton for that time at levels based on his total annual compensation in effect at the time the Executive's employment with Ashton was terminated. The Executive understands that Ashton will have no obligation to him to apply for or obtain any such patent rights.

     c. Any written materials or software relating to the business of Ashton that the Executive prepares, in whole or in part, during the Term, will be the property of Ashton. The Executive hereby assigns to Ashton all of his full right, title and interest in any such written materials or software. The Executive also will do whatever is appropriate to obtain copyright protection of any such written materials or software relating to his work for Ashton or its clients, should Ashton so request.

     d. Upon the termination of the Executive's employment with Ashton, or during the Executive's employment if so requested by Ashton, the Executive will deliver to an authorized representative of Ashton (1) all credit cards, identification cards, badges, keys, and other items which have been provided to the Executive by Ashton, (2) all tools, equipment, and software provided to the Executive by Ashton, and (3) all written materials, records, tapes, disks and other media which relate to the business of Ashton. The Executive will not retain any copies or duplicates of the items described above, except that the Executive may retain copies of his own records relating to his compensation and benefits from Ashton, a copy of this Agreement and any other agreement between the Executive and Ashton, and his personal copies of any papers which have been written by the Executive and have been published without restriction.

10.0 Monies Owed to Ashton

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     Upon the separation of Your employment from Ashton, You agree to authorize
Ashton to deduct from Your final wages or other monies due to You any debts or financial obligations owned to Ashton by You except written loans, which do not require acceleration upon termination.

11.0 Arbitration

     Any claim, controversy, or dispute arising out of or relating to this Agreement, the Executive's employment with Ashton or the termination of such employment shall be resolved by binding confidential arbitration, to be held in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12.0 Remedies

     You understand and agree that Ashton will be irreparably damaged in the event that the provisions of paragraphs 7, 8, or 9 of this Agreement are violated. You agree that Ashton shall be entitled to (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction to redress breaches of paragraphs 7, 8, or 9 of this Agreement and to specifically enforce the terms and provisions thereof.

13.0 Separability

     Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions, to the extent of such prohibition or invalidity, shall be deemed not to be part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

14.0 Governing Law

     The Agreement shall be governed by and interpreted under the laws of Pennsylvania.

15.0 Amendments

     This Agreement may not be modified or amended except by written instrument executed by You and an authorized corporate officer of Ashton.

16.0 Entire Agreement

     This Agreement constitutes the parties' entire agreement, and supersedes and prevails over all other prior, or contemporaneous, agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters herein.

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17.0 Legal Expenses

     Upon presentation of an itemized invoice, Ashton shall reimburse You for fees of counsel in connection with the negotiation of this Agreement, such fees not to exceed two thousand five hundred dollars ($2,500.00).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

          THE ASHTON TECHNOLOGY GROUP, INC.


          By: /s/ Robert J. Warshaw
             --------------------------------
             Name: Robert J. Warshaw
             Title: CEO



          By: /s/ James S. Pak
             --------------------------------
             James S. Pak